Exhibit 99.1 - News Release – Third fiscal quarter ended June 25, 2017.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports strong fiscal third quarter results and improved revenue trend

DAVENPORT, Iowa (August 3, 2017) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, today reported earnings(1) of $6.3 million for its third fiscal quarter ended June 25, 2017, or 11 cents per diluted common share. For the same quarter a year ago, earnings totaled $4.4 million, or 8 cents per diluted common share. The analysis of third quarter results is presented on a same property basis unless otherwise noted(2).

Kevin Mowbray, Chief Executive Officer, said "Adjusted EBITDA(3) continues to be strong, totaling $35.8 million in the quarter, down 3.1% from the prior year, and $145.0 million in the last twelve months. Lee continues to focus on delivering solid cash flow and reducing debt. Debt reduction in the June quarter was $16.4 million and totaled $71.8 million over the last twelve months," said Mowbray.

"On June 30th, which is in our fourth fiscal quarter, Lee closed on the previously announced acquisition of the Dispatch-Argus. The Dispatch-Argus of Moline and Rock Island, Illinois, is just across the Mississippi River from our newspapers in Davenport and Muscatine, Iowa, and is an ideal strategic fit offering substantial synergies. We expect the acquisition to be accretive to earnings and free cash flow in our September quarter. The transition is off to a good start and we are pleased with the contributions we are already seeing from the Dispatch-Argus," Mowbray noted.

"We saw good growth in both subscription and digital revenue this quarter, which improved the total revenue trend," Mowbray added. "Total revenue was down 6.6% in the quarter, the best quarterly trend performance of fiscal 2017," he said.

"Subscription revenue increased 1.6% in the quarter fueled by the second quarter price increases and additional revenue from premium content. Our subscriber retention programs are also having a positive impact on subscription revenue. We continue to expect a strong performance in subscription revenue for fiscal year 2017," Mowbray noted.

"Digital advertising revenue increased 7.8% in the quarter and represented 29.1% of total advertising revenue. Revenue at TownNews.com increased 5.5%.

"Cash costs(2) in the quarter, excluding workforce adjustments and other, were down 8.0% compared to the prior year," Mowbray added. "We expect the cost reductions we made earlier in 2017 to have a significant impact on the fourth fiscal quarter and into 2018. Cash costs are expected to be down 6.5% for fiscal 2017, the upper end of our previous cost guidance."

Mowbray also noted the following same-property financial highlights for the quarter:

•
Total digital revenue, including digital advertising and digital services, totaled $27.1 million, an increase of 6.4% over the prior year quarter. Monthly page views of Lee mobile, tablet, desktop and app sites averaged 225.7 million, an increase of 6.5% over the prior year quarter. Pages per session, one metric used to measure audience engagement, increased in the low-single digits.

•	Digital retail advertising, which represents 61% of total digital advertising, grew 8.3%, fueled mainly by advertising from local retailers.

•	Total advertising and marketing services revenue decreased 10.8% in the quarter.

"The company recognized a $2.6 million expense in the June quarter to record the estimated liability related to the partial withdrawal from one of the Company's multiemployer pension plans. This partial withdrawal liability is not expected to materially impact free cash flow of the company. The liability, once finalized, will be paid in equal installments over the next twenty years, and is expected to be approximately $200,000 per year," said Chief Financial Officer and Treasurer Ron Mayo.

"The company continues to significantly reduce interest expense through aggressive debt reduction," Mayo said. "We have reduced debt by $48.7 million fiscal year to date and $71.8 million over the past twelve months, lowering interest expense by $7.4 million, or 11.1%, in the past twelve months.

"As of June 25, 2017, the principal amount of debt was $568.5 million," Mayo added. "We will continue to reduce debt in 2017."

THIRD QUARTER OPERATING RESULTS

Operating revenue for the 13 weeks ended June 25, 2017 totaled $139.4 million, a decrease of 7.7% compared with a year ago. On a same property basis, total operating revenue for the 13 weeks ended June 25, 2017 decreased 6.6%. Unless otherwise noted, revenue and operating expense trends below are presented on a same property basis.

Advertising and marketing services revenue combined decreased 10.8% to $81.0 million, with retail advertising down 10.6%, classified down 11.8% and national down 6.3%. Digital advertising and marketing services revenue on a stand-alone basis increased 7.8% to $23.6 million, and digital retail advertising, which represents 61% of total digital advertising, grew 8.3% in the quarter. Digital advertising represents 29.1% of total advertising revenue.

Total digital revenue, including digital advertising and digital services, was $27.1 million for the quarter, up 6.4% compared with a year ago. Mobile, tablet, desktop and app sites, including TNI and MNI(3), attracted monthly average page views of 225.7 million for the 13 weeks ended June 25, 2017, an increase of 6.5% over the prior year.

Subscription revenue increased 1.6% in the current year quarter due to second quarter price increases and additional revenue from premium content.

Average daily newspaper circulation, including TNI and MNI and digital subscribers, totaled 0.8 million in the 13 weeks ended June 25, 2017. Sunday circulation totaled 1.1 million.

Operating expenses for the 13 weeks ended June 25, 2017 decreased 4.7%. Cash costs, excluding workforce adjustments and other, decreased 8.0%. Compensation decreased 9.1%, primarily as a result of a reduction in staffing levels. Newsprint and ink expense decreased 7.4%, due to volume declines from unit declines and using lower basis weight newsprint increasing copies printed per ton of newsprint. Other operating expenses decreased 6.8%, primarily driven by lower delivery and other print-related costs offset in part by higher costs associated with growing digital revenue.

Workforce adjustment and other costs totaled $3.9 million in the 2017 quarter compared to $0.4 million in the 2016 quarter. The 2017 quarter includes a $2.6 million expense to record an estimate of a partial withdrawal liability from one of our multiemployer pension plans.

Including equity in earnings of associated companies, depreciation and amortization, gain on sales of assets, curtailment gains, as well as workforce adjustments and other in both years, operating income totaled $20.6 million in the current year quarter, compared with $24.7 million a year ago.

In the 13 weeks ended June 25, 2017, interest expense decreased 9.2%, or $1.5 million, due to lower debt balances. The company recognized non-operating income of $3.0 million in the current year quarter compared to non-operating expense of $0.4 million in the same quarter of the prior year due to a change in fair value of stock warrants. Lee recognized $1.4 million of debt refinancing and administrative costs in the current quarter and $1.2 million in the same quarter of the prior year. The vast majority of the debt refinancing and administrative costs represent amortization of refinancing costs paid in 2014.

Income attributable to Lee Enterprises, Incorporated for the quarter totaled $6.0 million, compared with income of $4.1 million a year ago. Adjusted EBITDA for the quarter was $35.8 million.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from warrant fair value adjustments on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	June 25 2017		June 26 2016
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	5,995	0.11	4,092	0.08
Adjustments:
Warrants fair value adjustment	(3,040)		415
	(3,040)	(0.05)	415	0.01
Income attributable to Lee Enterprises, Incorporated, as adjusted	2,955	0.05	4,507	0.08
YEAR TO DATE OPERATING RESULTS(4)

Operating revenue for 39 weeks ended June 25, 2017 totaled $426.7 million, a decrease of 8.5% compared with the 39 weeks ended June 26, 2016. On a same property basis, total operating revenue for the 39 weeks ended June 25, 2017 decreased 7.2%. Unless otherwise noted, revenue and operating expense trends below are presented on a same property basis.

Advertising and marketing services revenue combined decreased 10.8% to $251.6 million, retail advertising decreased 10.0%, classified decreased 12.2% and national decreased 10.8%. Digital advertising and marketing services revenue on a stand-alone basis increased 8.6% to $68.8 million. Digital advertising represented 27.3% of total advertising.

Total digital revenue was $79.2 million year-to-date, up 7.6% compared to the same period a year ago.

Subscription revenue decreased 1.0% in the 39 weeks ended June 25, 2017 compared to with a year ago.

Operating expenses for the 39 weeks ended June 25, 2017 decreased 5.5%. Cash costs, excluding workforce adjustments and other, decreased 7.4% compared to the same period a year ago. Compensation decreased 8.0% primarily as a result of a decrease in the average number of full-time equivalent employees of 8.0% and lower self-insured medical costs. Newsprint and ink expense decreased 0.7%, due to a reduction in newsprint volume partially offset by several price increases in 2016. Other operating expenses decreased 7.5%.

Including equity in earnings of associated companies, depreciation and amortization, gain on sales of assets, curtailment gains, as well as workforce adjustments and other in both years, operating income was $70.8 million in 2017, compared with $79.8 million a year ago.

The change in non-operating income (expense) in the 39 weeks ended June 25, 2017 compared to the 39 weeks ended June 26, 2016 is primarily due to the $30.6 million gain on an insurance settlement in the prior year period. Interest expense decreased 10.7%, or $5.3 million, due to lower debt balances, and we recognized a $1.3 million gain on the extinguishment of debt in the prior year. We also recognized non-operating income of $10.4 million in the 39 weeks ended June 25, 2017 compared to no impact for the change in fair value of stock warrants in the prior year. The fair value of the warrants fluctuate with the market value of our common stock. In the current year to date period, $3.5 million of debt financing and administrative costs were expensed compared to $4.6 million in the prior year to date period, the majority of which were non-cash expenses. Debt financing and administrative costs are mainly amortization of costs paid as part of our refinancing in 2014.

Income attributable to Lee Enterprises, Incorporated for the year totaled $24.3 million, compared to income of $34.6 million a year ago.

Adjusted EBITDA for the 39 weeks ended June 25, 2017 was $107.9 million.

ADJUSTED EARNINGS AND EPS FOR THE YEAR TO DATE

The following table summarizes the impact from warrant fair value adjustments and the gain on insurance settlement on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			39 Weeks Ended
	June 25 2017		June 26 2016
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	24,296	0.44	34,557	0.64
Adjustments:
Warrants fair value adjustment	(10,418)		404
Gain on insurance settlement	—		(30,646)
	(10,418)		(30,242)
Income tax effect of adjustments, net	—		10,726
	(10,418)	(0.19)	(19,516)	(0.36)
Income attributable to Lee Enterprises, Incorporated, as adjusted	13,878	0.25	15,041	0.28

DEBT AND FREE CASH FLOW

Debt was reduced $16.4 million in the quarter, $48.7 million year to date and $71.8 million during the last twelve months. As of June 25, 2017 the principal amount of debt was $568.5 million. The principal amount of our debt, net of cash, is 3.75 times our adjusted EBITDA for the past 12 months ended June 25, 2017.

We expect to continue to reduce debt in fiscal 2017.

At June 25, 2017, including $25.0 million in cash and availability under our revolving facility(3), liquidity totaled $58.8 million compared to $32.1 million of required debt principal payments over the next twelve months.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 888-287-5534 and entering a conference passcode of 289346 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 300 weekly and specialty publications serving 50 markets in 22 states. Year to date, Lee's newspapers have average circulation of 0.9 million daily and 1.2 million Sunday, and estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

•	Our ability to comply with the financial covenants in our credit facilities;

•	Our ability to refinance our debt as it comes due;

•	That the warrants issued in our refinancing will not be exercised;

•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

•	Changes in advertising and subscription demand;

•	Potential changes in newsprint, other commodities and energy costs;

•	Interest rates;

•	Labor costs;

•	Legislative and regulatory rulings;

•	Our ability to achieve planned expense reductions;

•	Our ability to maintain employee and customer relationships;

•	Our ability to manage increased capital costs;

•	Our ability to maintain our listing status on the NYSE;

•	Competition; and

•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
Charles Arms
Director of Communications
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended				39 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	June 25 2017	June 26 2016	Percent Change	Same Property	June 25 2017	June 26 2016	Percent Change	Same Property

Advertising and marketing services:
Retail	51,946	58,937	(11.9)	(10.6)	162,822	184,302	(11.7)	(10.0)
Classified	22,434	25,707	(12.7)	(11.8)	66,457	76,548	(13.2)	(12.2)
National	4,273	4,626	(7.6)	(6.3)	14,977	17,006	(11.9)	(10.8)
Niche publications and other	2,594	3,024	(14.2)	(14.3)	7,559	8,806	(14.2)	(13.8)
Total advertising and marketing services revenue	81,247	92,294	(12.0)	(10.8)	251,815	286,662	(12.2)	(10.8)
Subscription	47,410	47,160	0.5	1.6	141,306	144,249	(2.0)	(1.0)
Digital services	3,435	3,541	(3.0)	(2.2)	10,390	10,271	1.2	1.4
Commercial printing	2,521	3,116	(19.1)	(17.6)	7,818	9,385	(16.7)	(15.5)
Other	4,742	4,835	(1.9)	(1.6)	15,402	15,619	(1.4)	(1.2)
Total operating revenue	139,355	150,946	(7.7)	(6.6)	426,731	466,186	(8.5)	(7.2)
Operating expenses:
Compensation	51,577	57,218	(9.9)	(9.1)	159,047	174,733	(9.0)	(8.0)
Newsprint and ink	6,123	6,604	(7.3)	(7.4)	19,216	19,343	(0.7)	(0.7)
Other operating expenses	48,571	53,356	(9.0)	(6.8)	150,109	166,332	(9.8)	(7.5)
Workforce adjustments and other	3,902	424	NM	NM	6,372	1,616	NM	NM
Cash costs	110,173	117,602	(6.3)	(4.9)	334,744	362,024	(7.5)	(6.0)
	29,182	33,344	(12.5)	(12.2)	91,987	104,162	(11.7)	(11.4)
Depreciation	4,011	4,323	(7.2)		12,090	12,975	(6.8)
Amortization	6,285	6,545	(4.0)		18,903	19,777	(4.4)
Gain on sales of assets and other, net	(61)	(354)	NM		(3,777)	(1,763)	NM
Equity in earnings of associated companies	1,616	1,825	(11.5)		6,034	6,633	(9.0)
Operating income	20,563	24,655	(16.6)		70,805	79,806	(11.3)
Non-operating income (expense):
Financial income	77	141	(45.4)		261	326	(19.9)
Interest expense	(14,331)	(15,783)	(9.2)		(43,919)	(49,206)	(10.7)
Debt financing and administrative costs	(1,438)	(1,196)	20.2		(3,463)	(4,563)	(24.1)
Gain on insurance settlement	—	—	NM		—	30,646	NM
Other, net	3,259	(413)	NM		10,674	920	NM
	(12,433)	(17,251)	(27.9)		(36,447)	(21,877)	66.6
Income before income taxes	8,130	7,404	9.8		34,358	57,929	(40.7)
Income tax expense	1,843	3,037	(39.3)		9,253	22,571	(59.0)
Net income	6,287	4,367	44.0		25,105	35,358	(29.0)
Net income attributable to non-controlling interests	(292)	(275)	6.2		(809)	(801)	1.0
Income attributable to Lee Enterprises, Incorporated	5,995	4,092	46.5		24,296	34,557	(29.7)

Earnings per common share:
Basic	0.11	0.08	37.5		0.45	0.65	(30.8)
Diluted	0.11	0.08	37.5		0.44	0.64	(31.3)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of adjusted EBITDA to net income, its most directly comparable GAAP measure:

	13 Weeks Ended		39 Weeks Ended
(Thousands of Dollars)	June 25 2017	June 26 2016	June 25 2017	June 26 2016

Net Income	6,287	4,367	25,105	35,358
Adjusted to exclude
Income tax expense	1,843	3,037	9,253	22,571
Non-operating expenses (income), net	12,433	17,251	36,447	21,877
Equity in earnings of TNI and MNI	(1,616)	(1,825)	(6,034)	(6,633)
Gain on sale of assets and other, net	(61)	(354)	(3,777)	(1,763)
Depreciation and amortization	10,296	10,868	30,993	32,752
Workforce adjustments and other	3,902	424	6,372	1,616
Stock compensation	481	550	1,564	1,714
Add:
Ownership share of TNI and MNI EBITDA (50%)	2,246	2,625	7,943	9,145
Adjusted EBITDA	35,811	36,943	107,866	116,637

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	June 25 2017	September 25 2016
Cash	24,972	16,984
Debt (Principal Amount):
1st Lien Term Loan	58,984	101,304
Notes	385,000	385,000
2nd Lien Term Loan	124,496	130,863
	568,480	617,167

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			39 Weeks Ended
	June 25 2017	June 26 2016	Percent Change	June 25 2017	June 26 2016	Percent Change

Capital expenditures, net of insurance proceeds (Thousands of Dollars)	1,153	2,507	(54.0)	3,232	5,771	(44.0)
Newsprint volume (Tonnes)	9,801	11,386	(13.9)	30,154	34,626	(12.9)
Average full-time equivalent employees	3,485	3,860	(9.7)	3,649	3,966	(8.0)
Average common shares - basic (Thousands of Shares)	54,153	53,211	1.8	53,910	53,176	1.4
Average common shares - diluted (Thousands of Shares)	55,455	54,325	2.1	55,402	53,959	2.7
Shares outstanding at end of period (Thousands of Shares)				56,717	55,778	1.7

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is also a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense (benefit), depreciation, amortization, loss (gain) on sale of assets, impairment charges, workforce adjustment and other costs, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are non-GAAP financial performance measures that we believe offer a useful metric to evaluate overall performance of the Company by providing financial statement users the operating performance of the Company on a per share basis excluding the impact of changes in the warrant valuation as well as unusual and infrequent transactions. It is defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude the impact of the warrant valuation, unusual matters and those of a substantially non-recurring nature.

•
Cash Costs is a non-GAAP financial performance measure of operating expenses that are settled in cash and is useful to investors in understanding the components of the Company’s cash operating costs. Generally, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs is defined as compensation, newsprint and ink, other operating expenses. Depreciation, amortization, impairment charges, other non-cash operating expenses and other unusual and infrequent transactions are excluded. Cash Costs are also presented excluding workforce adjustments and other.

•
We also present revenue and certain operating expense trends on a Same Property basis which excludes the operating results of the Daily Herald in Provo, Utah, which was sold in August 2016 and a weekly publication purchased in 2017. Same Property results are useful to investors in understanding the revenue and operating expense trends excluding the impact of changes due to operations no longer owned by the Company.

(3)
The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility under a First Lien Credit Agreement dated as of March 31, 2014. The Notes are the $400 million senior secured notes pursuant to an indenture dated March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.

(4)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.